EXHIBIT 10.1

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

dated as of September 30, 2013

between

ULURU INC.

And

ALTRAZEAL AG

THIS EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (this "Agreement") is made and entered into as of this 30th day of September, 2013 (the "Effective Date"),

AMONG:

ULURU Inc., a corporation organized and existing under the laws of Nevada and having an address at 4452 Beltway Drive, Addison, TX 75001 ("ULURU")

and

ALTRAZEAL AG, a corporation organized and existing under the laws of Switzerland having an address at Bösch 71, CH 6331 Hünenberg ("ALTRAZEAL").

RECITALS

WHEREAS, ULURU has developed a proprietary wound dressing as more fully described in Exhibit A attached hereto (the "Product"), and has obtained United States Patent Nos. 7,351,430 and 7,910,135 in connection with the Product European Patent Application Nos. WO 2004/04343 8A1 and WO 2008/070270A2; Australia Patent No. 10/289,756 and New Zealand Patent No. NZ540571 (A); and

WHEREAS, ULURU desires to grant to ALTRAZEAL, and ALTRAZEAL desires to obtain from ULURU, an exclusive license to market the Product and an exclusive right to purchase from ULURU and distribute the Product, all under the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1.	Definitions

As used in this Agreement, the following capitalized terms have the meanings indicated below:

1.1.1. "ULURU" has the meaning set forth in the Preamble.

1.1.2. "ULURU Confidential Information" means all information, specifications (including, without limitation, the Specifications), know-how and data pertaining to the Product and ULURU's business or its Manufacturing operations disclosed to ALTRAZEAL or its Affiliates, Third Party manufacturers or distributors hereunder, including, without limitation, all information, Specifications, know-how and data related to the design, implementation, performance and manufacture of the Product, and any correspondence with the FDA or any other Regulatory Authority, clinical study data, analytical data, or operating procedures.

1.1.3. "ULURU Trademark" means any trademark, trade name, trade dress, slogan, logo, or similar item used by ULURU prior to or as of the Effective Date, or subsequent to the Effective Date in connection with any ULURU product other than the Product.

1.1.4. "Affiliate" means, in the case of either Party, any corporation, joint venture, or other business entity which directly or indirectly controls, is controlled by, or is under common control with that Party. The term "control," as used in this definition, means having the power to direct, or cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the term "Affiliate" does not include entities in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.1.5. "Batch" means the volume of finished, packaged Product obtained from a validated Manufacturing run.

1.1.6. "Certificate of Analysis" means the document identifying the results of the Methods of Analysis for a specific Batch of Product in a form agreed to by the Parties in writing but which shall include, without limitation, the applicable Product Batch's manufacturing date, expiration date, lot number and testing results and data.

1.1.7. "Confidential Information" means either  ALTRAZEAL Confidential Information, ULURU Confidential Information, or both, as the context requires.

1.1.8. "Contract Year" means each consecutive twelve (12) month period during the Term, the first of which shall commence on the first day of the calendar month following the date of Launch and end on the first anniversary thereof.

1.1.9. "Control" means, with respect to any item of information or intellectual property right, the possession, whether by ownership or exclusive license, of the right to grant a license or other right with respect thereto.

1.1.10. "Effective Date" has the meaning set forth in the Preamble.

1.1.11. "Facility" means ULURU's initial Third Party Manufacturing facilities, and any subsequent or replacement Third Party Manufacturing facilities identified to and approved by ALTRAZEAL in accordance with Section 2.8.

1.1.12. "FDA" means (a) the United States Food and Drug Administration, or (b) with respect to countries in the Territory other than the United States, any foreign regulatory agency or governmental entity which fulfills a role similar to the United States Food and Drug Administration, or any successor entities thereto.

1.1.13. "FD&C Act" means (a) the Federal Food, Drug and Cosmetic Act, and all regulations promulgated thereunder, or (b) with respect to countries in the Territory other than the United States, any foreign laws, statutes, rules or regulations fulfilling a role similar to the Federal Food, Drug and Cosmetic Act (and all regulations promulgated thereunder), as the same may be amended or supplemented from time to time.

1.1.14. "Field" means the human advanced wound management to include the treatment and control of both chronic and acute soft tissue injury.

1.1.15. "Force Majeure Event" has the meaning set forth in Article 10.

1.1.16. "Good Manufacturing Practice" or "GMP" means (a) the then current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act, (b) such standards of good manufacturing practice as are required by the applicable laws and regulations of countries in which the Product is intended to be sold, to the extent such standards are not inconsistent with the then current standards for the manufacture of pharmaceuticals as set forth in the FD&C Act, and (c) any quality requirements set forth in this Agreement or the QualityAgreement attached hereto as Exhibit B.

1.1.17. "Intellectual Property Rights" means Patents, designs, formulae, trade secrets, know-how, industrial models, and technical information Controlled by ULURU and whether now existing or coming into existence during the Term and which are necessary for and/or related to the use or distribution of the Product.

1.1.18. "Invention" means any new or useful method, process, manufacture, compound or composition of matter, whether or not patentable or copyrightable, or any improvement thereof arising during the Term with respect to the Product, its Manufacture and/or use.

1.1.19. "Launch" means the date on which the Product is sold by ALTRAZEAL for the first time to a Third Party for commercial distribution in the Territory.

1.1.20. "Manufacture," "Manufactured" or "Manufacturing" means all activities involved in the production of the Product, including, without limitation, the preparation, formulation, finishing, testing, packaging, storage and labeling of the Product and the handling, storage and disposal of any residues or wastes generated thereby.

1.1.21. "Materials" means all materials, including, without limitation, all raw materials, ingredients, packaging supplies and labels, required for the Manufacture of Product.

1.1.22. "Methods of Analysis" means the methods of analysis for the Product contained in the CE Mark filing.

1.1.23. "Net Sales" means, with respect to the Product, the gross invoiced sales amount of the Product sold by ALTRAZEAL or its Affiliates to non-affiliate Third Parties, after deduction of the following items, to the extent that such deductions are reasonable and actually allowed, taken or incurred, and (provided that such items do not exceed reasonable and customary amounts in the country in which the sale occurred): (a) trade and quantity discounts, net of any give-backs received by ALTRAZEAL in return; (b) refunds, rebates, retroactive price adjustments, service allowances and broker's or agent's commissions; (c) credits or allowances given for rejection or return of previously sold Product or for wastage replacement actually taken or allowed; and (d) any tax, duties or government charge levied on the sale of Product and borne by ALTRAZEAL and/or its Affiliates (excluding national, state or local taxes based on income). Such amounts shall be determined from the books and records of ALTRAZEAL and its Affiliates maintained in accordance with generally accepted accounting principles, consistently applied. Sales of the Product by and between a Party and its Affiliates for further distribution to a Third Party are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes.

1.1.24. "Party" or "Parties" means either ALTRAZEAL, ULURU or both, as the context requires.

1.1.25. "Patents" shall mean (a) United States Patent Nos. 7,351,430 and 7,910,135 in connection with the Product European Patent Application Nos. WO 2004/043438A1 and WO 2008/070270A2.; Australia Patent No. 10/289,756 and New Zealand Patent No. NZ540571(A), and (b) any and all patents, patent applications, patent disclosures awaiting filing determination, patent divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions thereof Controlled by ULURU during the Term, within the Territory, which are necessary for the Manufacture, use or distribution of the Product.

1.1.26. "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership proprietorship, other business organization, trust, union, association or governmental authority.

1.1.27. "Product" has the meaning set forth in Exhibit A.

1.1.28. "Recall" means any action by any Party to recover title to or possession of any Product sold or shipped to Third Parties or any action to prevent or interrupt the sale or shipment by a Party of the Product to Third Parties that would have been subject to recall if it had been sold or shipped.

1.1.29. "Regulatory Approval" means all consents, permits, approvals, licenses, authorizations, qualifications, notices or orders that are issued or granted by Regulatory Authorities which are required for the manufacture, marketing, promotion, pricing and sale of the Product in a country within the Territory.

1.1.30. "Regulatory Authority" means any domestic or foreign, federal, national, regional, state, county, city, municipal, local or other administrative, legislative regulatory or other governmental authority, agency, department, bureau, commission, or council involved in the granting of Regulatory Approval for the Product in the Territory.

1.1.31. "Rolling Forecast" has the meaning set forth in Section 2.3.

1.1.32. "Seizure" means any action by the FDA or any other Regulatory Authority to detain or destroy the Product or prevent the release of the Product.

1.1.33. "Shortfall" has the. meaning set forth in Section 2.6.

1.1.34. "Specifications" means the specifications for the Product contained in the CE Mark file.

1.1.35. "Term" means, with respect to each country in the Territory, the period commencing on the Effective Date and ending upon the expiration of the last-to -expire patent within the Patents in such country, except as and if sooner terminated in accordance with Section 8.

1.1.36. "Territory" means the countries outlined on Exhibit F.

1.1.37. "Third Party" means any Person other than ALTRAZEAL, ULURU and their respective Affiliates.

1.1.38. "Trademark" means any trademark, trade name, trade dress, slogan, logo, or similar item selected by ALTRAZEAL for use in connection with the Product.

1.1.39. "ALTRAZEAL" has the meaning set forth in the Preamble.

1.1.40. "ALTRAZEAL Confidential Information" means all information, specifications, know-how and data pertaining to ALTRAZEAL’s business disclosed to ULURU, its Affiliates or its Third Party manufacturer hereunder, including, without limitation, marketing and sales plans, artwork, formats, equipment, logos, drawings, customer lists, regulatory filings, correspondence with the FDA or any other Regulatory Authority, clinical study data, analytical data, operating procedures and all ordering and sales information.

1.2.	Construction of Certain Terms and Phrases

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) Article and Section headings shall not affect the meaning or construction of any provision of this Agreement.

2.	SUPPLY

2.1.	Grant of License

2.1.1. Subject to the terms and conditions of this Agreement, ULURU hereby grants to ALTRAZEAL (a) the exclusive right and license in the Field under ULURU's Intellectual Property Rights to market, offer for sale, sell, distribute including sublicensing, and import products, including the Product, in the Territory, (b) the exclusive right and license in the Field under ULURU's Intellectual Property Rights to use the Product in the Territory, provided that such right and license is limited to such use as is necessary for ALTRAZEAL to market, offer for sale, sell, import and, subject to the terms and conditions set forth in Section 2.6, Manufacture the Product in the Territory, and (c) a non-exclusive right and license to use the Product and all information and Intellectual Property Rights with respect thereto (including, without limitation, data, studies and clinical trials) solely for the purpose of obtaining Regulatory Approvals for the Product. Except as expressly granted herein, ULURU retains all rights in the Intellectual Property Rights and the Product.

2.1.2. Except as specifically provided to the contrary in Section 2.1.1, the license granted in Section 2.1.1 shall not be construed (a) to effect any sale of ULURU's Intellectual Property Rights or any other proprietary ULURU technology; (b) subject to the terms and conditions set forth in Section 2.6, to grant any license relating to ULURU's methods of formulating, fabricating and Manufacturing the Product; (c) to grant ALTRAZEAL any rights in or to the use of the Intellectual Property Rights by implication or otherwise, ALTRAZEAL shall mark or have marked all containers or packages of the Product in accordance with the patent marking laws of the jurisdiction in which such units of Product are to be used or distributed.

2.2.	Manufacture, Marketing

Subject to Section 2.3, ULURU shall Manufacture and deliver the Product to ALTRAZEAL in such quantities and at such times as ordered by ALTRAZEAL in accordance with this Agreement. During the Term, ULURU shall maintain the resources necessary to manufacture the Product and shall provide, at its own expense, all Materials and labor necessary to do so. ALTRAZEAL shall market and sell the Product in each country in the Territory; provided that, nothing shall require ALTRAZEAL to continue to market or sell the Product in any country within the Territory during a period of time that ALTRAZEAL determines, in its sole judgment, that such Product is reasonably likely to be subject to adverse regulatory or legal action, or infringe any intellectual property right of any Third Party in such country.

2.3.	Forecasts

At least four (4) months prior to Launch, ALTRAZEAL shall submit to ULURU a forecast of the quantity of the Product that ALTRAZEAL anticipates ordering from ULURU prior to ALTRAZEAL’s anticipated Launch of Product ALTRAZEAL shall submit to ULURU a forecast of the quantity of the Product that ALTRAZEAL anticipates ordering from ULURU during the twelve (12) month period (broken down by quarters) following Launch and ALTRAZEAL shall update such forecast on a rolling twelve (12) months basis every month thereafter (each, a "Rolling Forecast"). ALTRAZEAL shall place purchase orders for at least the quantity of the Product specified in the first three (3) months of each such Rolling Forecast and the remaining nine (9) months shall be a non-binding good faith estimate.

2.4.	Orders and Delivery

2.4.1. ALTRAZEAL shall place its firm orders for the Product with ULURU by submitting a purchase order, at least ninety (90) days prior to the delivery date requested therein, which sets forth (a) the quantity of the Product ordered for delivery; and (b) the delivery date for that order. Any such purchase order which is in accordance with the terms and conditions of this Agreement shall be deemed to be accepted by ULURU. For all other purchase orders placed by ALTRAZEAL, unless ULURU notifies ALTRAZEAL in writing within seven (7) days of receipt of a purchase order that it is unable to deliver the Product in accordance with such purchase order, ULURU shall be deemed to have accepted such purchase order as a binding order. If ULURU notifies ALTRAZEAL that it is unable to fill a purchase order that is not in accordance with the terms and conditions of this Agreement, it shall indicate the portion of such purchase order ULURU cannot supply by the requested delivery date and specify alternate delivery dates; provided that in the event that ALTRAZEAL delivers a purchase order less than ninety (90) days prior to the requested delivery date, ULURU shall use commercially reasonable efforts to meet such requested delivery date despite the shortened lead time, and ULURU will not be in breach of its obligations hereunder if, despite such commercially reasonable efforts, ULURU is not able to meet such requested delivery date with respect to such order. All Product shall be delivered F.O.B. the Facility and in accordance with ALTRAZEAL’s instructions. Title, possession and risk of loss shall pass to ALTRAZEAL upon delivery of Product to ALTRAZEAL’s designated carrier at the Facility's loading dock. The provisions of this Agreement shall prevail over any inconsistent statement or provisions contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgment, confirmation or notice.

2.4.2. Based on the yearly Forecast provided by ALTRAZEAL to ULURU according to Article 2.3 the following minimum order quantities will apply:

0.75 grams                      40,000

2 grams                7,500

The minimum order can be comprised of a number of orders for Product labeled in different languages. If possible, a smaller minimum order may be accepted if a contract manufacturer is willing to produce a smaller quantity. Any incremental costs will be paid by ALTRAZEAL.

2.5.	Shelf Life

ULURU shall schedule Manufacturing operations so that all of the Product delivered has the latest expiry date possible, and in no event shall any Product be delivered to ALTRAZEAL with an expiry date less than the maximum established expiry date (as set forth in the Specifications) less three (3) months. If Product is delivered to ALTRAZEAL whose expiry date does not conform with the requirements set forth in this Section 2.5, ULURU shall promptly, at its sole expense, replace the non-conforming Product.

2.6.	Alternative Supply

Notwithstanding any provision herein to the contrary, in the event that (1) ULURU is in default of its supply obligations under this Agreement with respect to two (2) accepted ALTRAZEAL purchase orders within any twelve month period (a "Shortfall"), or (2) if during Manufacture or supply of the Product to ALTRAZEAL there is a material violation of the requirements set forth m Sections 2.8, 3.1, 3.2, 3.4, 3.6. or the representations set forth in Sections 6.2.1, 6.2.4 or 6.2.5 (a "Regulatory Shortfall") that is not cured within thirty (30) days of the later to occur of the (i) date of the violation or (ii) notice to ULURU of such violation, then ALTRAZEAL, in addition to any other rights and remedies shall have the right to Manufacture the Product itself and/or qualify an alternative supplier of Product. ULURU shall, at its cost, (a) cooperate with ALTRAZEAL in the transfer of copies of the Confidential Information, technology and know-how necessary to Manufacture the Product to ALTRAZEAL and/or its designated alternative supplier, (b) deliver to ALTRAZEAL copies of such drawings, specifications, and other information in ULURU's possession as may be necessary to Manufacture the Product or cause the Product to be Manufactured and (c) grant to ALTRAZEAL a limited license in the Field under ULURU's Intellectual Property Rights during the Term of this Agreement to Manufacture, make, or have made for ALTRAZEAL’s distribution of the Product in the Territory, the Product; provided that to the extent that such technology and know-how constitutes ULURU Confidential Information (or any information constitutes Confidential Information of ULURU's Third Party manufacturer) it shall be subject to the provisions of Article 9 and ALTRAZEAL’s designated alternative supplier shall be required to enter into a confidentiality agreement with ULURU containing substantially the same terms as Article 9; and further provided that all items provided under clauses (a) and (b) above will be subject to the license granted pursuant to clause (c). In addition to ALTRAZEAL’s aforementioned right to Manufacture the Product itself and/or qualify an alternative supplier of the Product by reason of a Shortfall, ALTRAZEAL shall be relieved of its obligation to order its purchase requirements of the Product from ULURU if ULURU, for any reason, is unable, anticipates that it will be unable or is unwilling to supply Product meeting ALTRAZEAL’s forecasted requirements for a period of time of three (3) months until such ability or willingness to supply resumes; provided that ALTRAZEAL shall continue to be relieved of its obligation to order its purchase requirements of Product from ULURU to the extent necessary to fulfill any reasonable contractual commitment entered into during such period and to the extent that it has accumulated an inventory of Product during such period. In the case of a Regulatory Shortfall, ALTRAZEAL shall immediately be relieved of any obligation to order its purchase requirements of the Product from ULURU and shall not be required to purchase or accept any Product from ULURU until and unless the Regulatory Shortfall has been remedied. Within thirty (30) days of signing this agreement ULURU will provide ALTRAZEAL with a copy of the manufacturing batch records in sufficient details to enable ALTRAZEAL to produce the Product should ULURU be in violation of the provisions of this Article 2.6.

2.7.	Non-Compete

During the Term, neither ALTRAZEAL nor any Affiliate of ALTRAZEAL may directly or indirectly market, offer for sale, sell, import or distribute in the Territory any human, transforming powder dressing in the Field and in the form of the Product other than the Product. For the avoidance of doubt, this Agreement shall not preclude ALTRAZEAL from continued manufacture and sale of any product which was marketed, offered for sale, sold, imported or distributed by ALTRAZEAL as of the Effective Date.

2.8.	Third-Party Manufacturer

ULURU shall, in accordance with the terms of this Section 2.8, establish a Manufacturing Facility (operated by a Third Party manufacturer) in compliance with the FDA's requirements, including, without limitation, compliance with the written requirements of ALTRAZEAL as provided as of the Effective Date. As of the Effective Date, ULURU has identified to ALTRAZEAL the Third Party manufacturer it intends to use to Manufacture and supply to ALTRAZEAL the Product and the location of the Facility. ULURU shall promptly provide ALTRAZEAL with access to the Facility for inspection by ALTRAZEAL. In addition, ULURU shall promptly provide ALTRAZEAL  with information requested by ALTRAZEAL regarding the Third Party manufacturer (including, without limitation, any information requested by ALTRAZEAL in accordance with ALTRAZEAL’s due diligence, its GMP audit procedures and its "Level One Compliance Assessment"). During the Term and upon reasonable prior notice to ULURU, ALTRAZEAL shall have the right, from time to time, to audit the Facility and the performance of the Third Party manufacturer to ensure that the Facility and the Third Party manufacturer are in compliance with GMP and ALTRAZEAL’s other manufacturing standards. Any such audits or inspections shall be undertaken by ALTRAZEAL in accordance with the provisions of Section 3.5.

2.9.	Additional Responsibilities

2.9.1. ALTRAZEAL shall be responsible, at ALTRAZEAL’s cost and expense, for commercialization of the Product, including, without limitation, all sales and marketing activities related to the Product and the design of all Product packaging and related artwork, and the design of all labeling as well as the trademark registration in the Territory.

2.9.2. ALTRAZEAL shall retain, at its own expense a selling and service organization with adequate experience, ability and training for purposes of marketing and selling the Product in the Territory.

2.10.	ULURU Manufacturing and Supply Obligations

It is understood and agreed by the Parties that ULURU will be entering into an agreement with a Third Party manufacturer to perform the Manufacturing and supply obligations that ULURU has under this Agreement. In accordance with such understanding, ULURU acknowledges and agrees that with respect to ULURU's obligations to ALTRAZEAL  under this Agreement (a), ULURU shall be fully responsible for the performance of such as though it were performing such Manufacturing and supply obligations itself, (b) all of the provisions of this Agreement (including, without limitation, indemnification) shall be interpreted in such a way as to impute any actions or omissions by the Third Party manufacturer to ULURU, and (c) except with respect to any matters falling within the scope of Section 10, ULURU shall not be relieved or excused of any of its obligations hereunder due to any action or failure to act by the Third Party manufacturer. For avoidance of doubt, with respect to the obligations of ULURU regarding Manufacture and supply to ALTRAZEAL of the Product, reference to ULURU in this Agreement shall also mean ULURU's contractors, Third Party manufacturer and Affiliates.

3.	COMPLIANCE, QUALITY AND ENVIRONMENTAL

3.1.	Compliance with Law

ULURU shall conduct all Manufacturing hereunder in a safe and prudent manner, in compliance with all applicable laws and regulations (including, without limitation, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes), and in compliance with all applicable provisions of this Agreement. ULURU shall obtain and maintain all necessary Regulatory Approvals with respect to the Manufacture and supply to ALTRAZEAL of the Product. To the extent necessary for the Regulatory Approval of the Product, ULURU, shall permit the inspection of its premises and the Facility by Regulatory Authorities and shall supply all documentation and information requested by ALTRAZEAL or such Regulatory Authority to obtain or maintain Regulatory Approval of the Product.

3.2.	Manufacturing Quality, Storage

All Product shall be Manufactured by ULURU at the Facility using Materials and processing aids free of animal derived materials. ULURU shall sample and analyze all Materials upon receipt to ensure that such Materials are unadulterated, free of defects and meet the applicable Specifications therefor, ULURU shall take all necessary steps to prevent contamination and cross contamination of Product. The Product shall be unadulterated and free from contamination, dilutents and foreign matter in any amount in accordance with the Product specifications and generally accepted pharmaceutical standards. ULURU shall perform the quality control tests (both when the Product is in-process and when it is finished) with respect to the Product in accordance with the Methods of Analysis. ULURU shall promptly, upon completion of such tests, deliver to ALTRAZEAL a copy of the record of such tests performed on, and a Certificate of Analysis for, each Batch of Product. Within thirty (30) days of the Effective Date, each of the Parties shall execute and deliver the Quality Agreement substantially in the form of Exhibit B and as mutually agreed to by the parties. Each Party agrees to perform its respective obligations under the Quality Agreement in accordance with such agreement. Prior to shipment, the Product shall be stored at all times in conditions at least as favorable as those set forth on the Product's label, or in accordance with conditions reasonably specified by ALTRAZEAL.

3.3.	Samples and Record Retention

ULURU shall retain records and retention samples of each Batch of the Product for at least twelve (12) months after the expiration date of that Batch and shall make the same available to ALTRAZEAL upon request. Retention samples shall only be destroyed after the required holding period; provided that in the event that ALTRAZEAL provides written notice to ULURU during such twelve (12) month period that it desires ULURU to retain such retention samples for a longer period of time, then ULURU shall comply with such request until notified by ALTRAZEAL that the sample need no longer be retained. During and after the Term of this Agreement ULURU shall reasonably assist ALTRAZEAL with respect to any complaint, issue or investigation relating to the Product.

3.4.	Inspection

ULURU shall give access to representatives of ALTRAZEAL, at all reasonable times during regular business hours, to the Facility and any other facility in which Product is Manufactured, tested, packaged and/or stored, and to all Manufacturing records with respect to the Product, for the purpose of inspection. ALTRAZEAL shall have the right while at any such Facility to inspect and copy (provided that to the extent that such copies constitute ULURU Confidential Information (or Confidential Information of ULURU's Third Party Manufacturer) they shall be subject to the provisions of Article 9) records and Regulatory Approvals solely to evaluate work practices and compliance with all applicable FDA and other Regulatory Authority laws and regulations, occupational health and safety, and environmental laws and regulations, GMP and warehousing practices and procedures. The conduct of (or right to conduct) any inspection under this Section 3.5 does not impose upon ALTRAZEAL responsibility or liability for the operation of the Facility. Such inspection shall be conducted after prior written notice to ULURU, will be conducted consistently with the ALTRAZEAL policies and procedures provide to ULURU as of the Effective Date (and as such policies and procedures are modified and provided in writing to ULURU from time to time, which modified policies and procedures shall not conflict with any of the provisions of this Agreement) and in a manner that is not disruptive to ULURU's operations, and shall not be more frequent than is reasonable.

3.5.	Adverse Drug Experience Reporting

Each Party shall fully, accurately and promptly provide the other Party with all data known to it at any time during the Term of this Agreement or thereafter, which data indicate that any Product is or may be unsafe, lacks utility, or otherwise does not meet the Specifications in accordance with the Adverse Event Reporting Procedures set forth in Exhibit C attached hereto (as the same may be amended from time to time by notice in writing from ALTRAZEAL to ULURU; provided that such amendment shall not conflict with any of the provisions of this Agreement). ULURU shall determine whether such information is required to be reported to the FDA and any other Regulatory Authority.

3.6.	Recalls and Seizure

3.6.1. Each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might result in the Recall or Seizure of the Product. If either Party determines that it is necessary to Recall any Product, it shall immediately notify the other Party and, prior to commencing any Recall, the Parties shall consult with one another to determine whether or not a Recall is necessary. If it is mutually agreed that a Recall is necessary (or if ALTRAZEAL determines, in its sole discretion, that a Recall is necessary), then the parties shall meet and determine the manner in which the Recall is to be carried out and review any instructions or suggestions of the applicable Regulatory Authorities. ULURU and ALTRAZEAL shall effect the Recall in the manner agreed upon between the Parties in as expeditious a manner as possible and in such a way as to cause the least disruption to the sales of any Product and to preserve the goodwill and reputation associated with the Product. In any such situation, ALTRAZEAL shall have the right to make all final decisions regarding such Recall.

3.6.2. In the event that a Recall results from any cause or event arising from ULURU's breach of Sections 2.8, 3.1, 3.2, 3.4, 3.6. or the representations set forth in Sections 6.2.1, 6.2.4 or 6.2,5 and/or the defective Manufacture, storage or handling of the Product by ULURU (excluding defects relating to packaging or labeling supplied by or prepared at and in accordance with the direction of ALTRAZEAL), ULURU shall be responsible for all expenses of the Recall incurred by ALTRAZEAL and indemnify ALTRAZEAL  for all losses incurred by this Recall and ULURU shall promptly replace such Product at no additional cost to ALTRAZEAL consistent with directions received from the appropriate Regulatory Authority. In the event that a Recall results from any cause or event arising from defective Manufacture, storage, handling, or distribution of the Product by ALTRAZEAL or its Affiliates, distributors or contractors (including but not limited to defective Manufacture, storage, handling or distribution undertaken at the direction of ALTRAZEAL and consistently with ALTRAZEAL’S instructions), ALTRAZEAL  shall be responsible for the expenses of the Recall, including the cost of replacement Product. For the purposes of this Agreement, the expenses of a Recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and all other costs incurred in connection with such Recall, including reasonable costs and attorneys' fees, but shall not include lost profits of either Party.

4.	MANUFACTURING CHANGES

4.1.	Voluntary Changes

ULURU shall not make, nor shall any other Person make, any changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis without the prior written consent of ALTRAZEAL. If either Party requests in writing a change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to the Product that is not the result of a requirement of the FDA or any other Regulatory Authority, the other Party shall use commercially reasonable efforts to make or accept such change, as the case may be. The requesting Party shall provide the other Party with a detailed written report of all proposed changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis.

4.2.	Required Changes

If the FDA or any other Regulatory Authority requests or requires, or takes any action that requires, any change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to the Product, the Parties shall meet and discuss an implementation plan for such change and use commercially reasonable efforts to accommodate as soon as practicable such change to meet the FDA's or such other Regulatory Authority's requirements. ULURU will bear its respective costs associated with, or incurred as a result of, such change. Each Party agrees to promptly forward to the other copies of any written communication received by such Party from the FDA or any other Regulatory Authority that may affect the Manufacture, supply, or distribution of the Product as contemplated herein.

5.	PRICE AND PAYMENT

5.1.	Price

ULURU shall invoice ALTRAZEAL for the Product supplied to ALTRAZEAL hereunder at the applicable price per Product set forth on Exhibit D.

5.2.	License Payments

During the Term, the license payments set forth in Exhibit E shall be due and payable from ALTRAZEAL to ULURU within ten (10) days of the occurrence of the applicable milestone set forth in Exhibit E.

5.3.	Royalty Payments

In addition to the payments set forth above, ALTRAZEAL shall pay to ULURU a royalty (the "Royalty"), on a country-by-country basis in the Territory, equal to ten percent (10%) of Net Sales of the Product in such country during each calendar quarter (or portion thereof) during the Term (each such period, a "Royalty Period"), commencing as of the date on which the Product is sold by ALTRAZEAL for the first time to a Third Party for commercial distribution in such country. Each Royalty will be payable not later than thirty (30) days following the expiration of each applicable Royalty Period. ALTRAZEAL shall pay the Royalty with respect to a country that accrues during the Term of this Agreement for so long as the license granted by ULURU under Section 2.1.1 remains in effect in such country. ALTRAZEAL will include with each such payment a written report detailing (i) the number of Product units, per country, and the sales price of such Product units by ALTRAZEAL and its Affiliates; and (ii) Net Sales of the Product during the applicable Royalty Period, all in a manner consistent with ALTRAZEAL’s internal sales reporting.

5.4.	Payment

MELMED HOLDING shall pay invoices for Product delivered hereunder not later than sixty (60) days after the date of the invoice which shall be dated on the date the Product is shipped to the freight forwarder.

5.5.	Taxes and Other Charges

All Product prices are exclusive of taxes, shipping costs to the point of delivery, customs duties and other charges, and ALTRAZEAL agrees to bear and be responsible for the payment of all such charges imposed, excluding taxes based upon ULURU's net income.

5.6.	Audit Rights

5.6.1. ALTRAZEAL shall maintain books of account with respect to its sales of the Product in each country in the Territory. ULURU shall have the right, not more than once during each calendar year, to have an independent accountant selected and retained by ULURU to inspect and examine such books of ALTRAZEAL during regular business hours for the purpose of verifying the statements of the aggregate Net Sales resulting from sales of Product and determining the correctness of the Royalties paid. Subject to Section 5.6.2, if such independent certified public accountant's report shows any underpayment by ALTRAZEAL, ALTRAZEAL shall pay to ULURU within thirty (30) days after ALTRAZEAL’s receipt of such report, (a) the amount of such underpayment, and (b) if such underpayment exceeds five percent (5%) of the total amount owed for the period then being audited, the reasonable fees and expenses of any independent accountant performing the audit on behalf of ULURU. Subject to Section 5.6.2, if such independent certified public accountant's report shows any overpayment by ALTRAZEAL, ULURU shall remit to ALTRAZEAL within thirty (30) days after ULURU's receipt of such report, the amount of such overpayment. Any audit or inspection conducted under this Agreement by ULURU or its agents or contractors will be subject to the confidentiality provisions of this Agreement, and ULURU will be responsible for compliance with such confidentiality provisions by such agents or contractors.

5.6.2. If any dispute arises under this Section 5.6 between the Parties relating to overpayments or underpayments, and the Parties cannot resolve such dispute within thirty (30) days of a written request by either Party to the other Party, the Parties shall hold a meeting, attended by the Chief Executive Officer or President of each party (or their respective designees), to attempt in good faith to negotiate a resolution of the dispute. If, within sixty (60) days after such meeting request, the Parties have not succeeded in negotiating a resolution of the dispute, either Party may pursue any other available remedy, including, upon prior written notice to the other Party, instituting legal action.

5.7.	Late Payments

If any payment due to ULURU under this Agreement is not received by ULURU within ten (10) days of the due date, then, commencing from the date on which such payment was due the amount of such payment shall accrue interest calculated at an annual rate equal to thejjrime rate plus two percent (2%) until such time as payment of the overdue amount is made in full; provided that no interest shall accrue on any amounts being disputed in good faith by ALTRAZEAL with respect to which ALTRAZEAL is making diligent and good faith efforts to resolve.

5.8.	Currency Exchange

All payments to be made for the supply of Products as well as for Royalties pursuant to this Agreement shall be made in EUROS. Amounts based on Net Sales in currencies other than EUROS shall be converted to EUROS at the exchange rate being the average of the prior month's rates as reported by a mutually agreed upon bank. All License payments to be made pursuant to this Agreement shall be made in United States dollars. In case of a significant change of the Currency Exchange rate the parties mutually agree to renegotiate the pricing conditions defined in EXHIBIT D.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Representation and Warranties of Each Party

Each of ALTRAZEAL and ULURU hereby represents, warrants and covenants to the other Party hereto as follows:

6.1.1. it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

6.1.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

6.1.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

6.1.4. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (b) the provisions of its charter or operative documents or by laws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

6.1.5. it shall comply with all applicable laws and regulations relating to its activities under this Agreement.

6.2.	Representations and Warranties of ULURU

ULURU hereby further represents and warrants to ALTRAZEAL that:

6.2.1. as of the date of each delivery of the Product by ULURU to a carrier, the Product (a) has been Manufactured, stored and shipped in strict accordance with GMPs, ail applicable laws, rules, regulations or requirements and all applicable Regulatory Approvals in effect at the time of Manufacture; (b) conforms to the Specifications and the Quality Agreement, and is free from defects and are merchantable; (c) is not adulterated or misbranded; and (d) has been shipped and stored in accordance with procedures requested by ALTRAZEAL;

6.2.2. as of the date of each delivery of the Product by ULURU to a carrier, ULURU has good and marketable title to the Product and the Product is free from all liens, charges, encumbrances and security interests;

6.2.3. to ULURU's actual knowledge as of the Effective Date, the Manufacture, use, importation, offer for sale and sale of the Product does not infringe any intellectual property rights of any Third Party within the Territory;

6.2.4. as of the date of each delivery of the Product by ULURU to a carrier, neither ULURU not any Affiliate, contractor or Third Party manufacturer of ULURU, used or uses in any capacity the services of any person debarred under the U.S. Generic Drug Enforcement Act, 21 USA §335a(k)(l) and further it did not use any person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the Manufacture of Product;

6.2.5. as of the date of each delivery of the Product by ULURU to a carrier, ULURU possesses all necessary Regulatory Approvals relating to ULURU's Manufacture and supply to ALTRAZEAL of the Product;

6.2.6. as of the Effective Date, United States Patent Nos. 7,351,430 and 7,910,135 in connection with the Product European Patent Application Nos. WO 2004/043438A1 and WO 2008/070270A2.; Australia Patent No. 10/289,756 and New Zealand Patent No. NZ540571 (A); are existing and have not been held to be invalid or unenforceable, in whole or in part;

6.2.7. as of the Effective Date, ULURU is the sole and exclusive owner of the Intellectual Property Rights existing as of the Effective Date, all of which are free and clear of any liens, charges and encumbrances (other than any licenses granted by ULURU to Third Parties, which grants do not conflict with the license grants to ALTRAZEAL hereunder);

6.2.8. as of the Effective Date, and, except as disclosed to ALTRAZEAL in writing, as of the date of each delivery of the Product by ULURU to a carrier, ULURU has received no notice that the practice of the Intellectual Property Rights or the Mark are subject to an infringement claim of any issued patent or Mark owned or possessed by any Third Party within the Territory;

6.3.	No Presumption

Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

6.4.	Remedy

As ALTRAZEAL’s sole and exclusive remedy for any breach of Section 6.2,1 discovered prior to the distribution by ALTRAZEAL or its Affiliates of the applicable Product, ULURU shall promptly replace, at its sole cost and expense, any Product which fails to comply with the representations set forth in Section 6.2.1; provided that such nonconforming Product shall be returned to ULURU in accordance with ULURU's return procedures, and only if after ULURU's inspection, such Product is determined to have been non- confirming pursuant to the procedures set forth in Section 3.3. Except as otherwise provided expressly in this Agreement, each Party is free to seek legal and equitable recourse against the other in the event of any breach of this Agreement (including, without limitation, any breach of such other Party's obligations, representations, or warranties under this Agreement), subject to the limitations of liability set forth in Section 6.7 and, in such case, the breaching party shall be liable for all damages, losses, liabilities, expenses or penalties (excluding attorneys' fees and expenses) incurred, assessed or sustained by or against the non-breaching party, its Affiliates, directors, officers, employees or agents arising out of such breach.

6.5.	ALTRAZEAL Responsibility

ALTRAZEAL shall not be responsible for any loss or cost incurred by ULURU during Manufacture of the Product in compliance with the requirements of Section 6.2.1.

6.6.	Disclaimer

6.6.1. The foregoing warranties are the sole and exclusive warranties given by ULURU with respect to the Products and services provided hereunder, and ULURU gives and makes no representations or warranties of any kind, express or implied other than the foregoing.

6.6.2. Except for the warranties given by ALTRAZEAL as expressly provided in Section 6, ALTRAZEAL gives and makes no representations or warranties of any kind or nature, express or implied, with respect to the matters addressed in this Agreement.

6.6.3. The warranties set forth in this Section 6 do not apply to any nonconformity of the Product resulting from (a) repair, alteration, misuse,, negligence, abuse, accident, mishandling or storage in an improper environment by any party other than ULURU (or its contract manufacturer), or (b) use, handling, storage or maintenance other than in accordance with Product Specifications or Product label.

6.7.	Limitation of Liability

ULURU'S liability, and the exclusive remedy, in connection with the sale or use of the product (whether based on contract, negligence, breach of warranty, strict liability or any other legal theory), shall be strictly limited to ULURU'S obligations and ALTRAZEAL’s rights as specifically and expressly provided in this Agreement. Except for the given warranties in clause 6.2 in no event whatsoever shall either Party have any liability, obligation or responsibility to the other Party or such other Party's affiliates for any indirect, incidental, consequential, special, punitive or exemplary damages arising in any way in connection with the Product or its purchase, sale, use or inability to use.

7.	INDEMNIFICATION AND INSURANCE

7.1.	Indemnification

7.1.1. ULURU shall indemnify ALTRAZEAL for, defend ALTRAZEAL against, and hold ALTRAZEAL harmless from any and ail loss, liability, damage, claim, cost and expenses, including after prior written consent of ULURU reasonable attorney fees, incurred by ALTRAZEAL, arising from actions taken by third parties as a result of or in relation to the development and the manufacture of the Product by ULURU, according to provisions agreed between the Parties in this Agreement, and / or arising from actions taken by third parties as a result of alleged infringement of third party intellectual property rights by ALTRAZEAL by exercising its rights under this Agreement.

7.1.2. ALTRAZEAL shall indemnify ULURU for, defend ULURU against, and hold ULURU harmless from any and all loss, liability, damage, claim, cost and expenses, including after prior written consent of ALTRAZEAL reasonable attorney fees, incurred by ULURU, arising from actions taken by third parties as a result of or in relation to the development and the manufacture of the Product by ULURU, according to provisions agreed between the Parties in this Agreement, and/or arising from actions taken by third parties as a result of alleged infringement of third party intellectual property rights by ALTRAZEAL by exercising its rights under this Agreement.

7.1.3. Any Party seeking to be indemnified by virtue of the terms hereof shall notify the Party from which indemnification is sought in writing promptly of any claims, suits, charges or proceedings made or instituted against it in respect of which indemnification may be sought hereunder.

7.1.4. The indemnification provided by this Section 7 shall be the Parties' sole and exclusive remedy in connection with any third party claim.

7.2.	Insurance

At the time of Launch and continuing through the Term of this Agreement, ULURU shall maintain the following kinds of insurance with the minimum limits set forth below.

Kind of Insurance	Minimum Limits
Commercial General Liability, including Contractual, Completed Operations and Product Liability	$1,000,000 Per Occurrence $5,000,000 Aggregate
Workers Compensation	Statutory with Employer's Liability of not less than $1,000,000 Per Accident/Disease
Automobile Bodily Injury Liability (including hired automobile and non-ownership Liability)	$1,000,000 Each Accident Combined Single Limit

Upon request, ULURU shall furnish insurance certificates as directed by ALTRAZEAL, satisfactory in form and substance to ALTRAZEAL, showing the above coverages, and providing for at least thirty (30) days' prior written notice to ALTRAZEAL by the insurance company of cancellation or modification.

8.	TERM AND TERMINATION

8.1.	Term

This Agreement shall commence on the Effective Date and continue, unless sooner terminated as set forth below in this Article 8 or as otherwise specifically stated in this Agreement, for the duration of the Term.

8.2.	Termination Without Cause

ALTRAZEAL may terminate this Agreement at any time after Launch by giving twelve (12) months prior written notice to ULURU if ALTRAZEAL, in its sole discretion, determines to cease marketing the Product.

8.3.	Termination for Regulatory Action or Claim of Infringement

ALTRAZEAL may terminate this Agreement in its entirety immediately if the FDA or any other Regulatory Authority takes any action, the result of which is to prohibit or permanently or otherwise restrict the Manufacture, storage, importation, sale, offer for sale or use of the Product in any way that will have a material, adverse effect on the sale price or sales volumes of the Product, or if any claim is made that the Manufacture, storage, importation, sale, offer for sale or use of the Product infringes any patent or other proprietary or protected right of any Third Party.

8.4.	Termination for Breach

If either Party shall at any time fail to discharge any of its obligations hereunder and shall fail to correct such default within thirty (30) days after the other Party shall have given written notice to it thereof, the aggrieved Party shall be entitled to notify the other Party that it intends to terminate this Agreement unless such default is corrected and may so terminate ten (10) days after the end of such thirty (30) day period if such default is continuing; provided that if such default by the other Party shall be a recurring default and the other Party does not reasonably satisfy the aggrieved party that such defaults shall cease to occur, the aggrieved Party shall be entitled to terminate this Agreement upon the occurrence of such default and the other Party shall not be entitled to correct such default.

8.5.	Termination for Bankruptcy.

8.5.1. If either Party by voluntary or involuntary action goes into liquidation, dissolves or files a petition for bankruptcy or suspension of payments, is adjudicated bankrupt, has a receiver or trustee appointed for its property or estate, becomes insolvent or makes an assignment for the benefit of creditors, the other Party shall be entitled by notice in writing to such Party to terminate this Agreement forthwith.

8.5.2. All rights and licenses granted under or pursuant to this Agreement by each party to the other party are, and shall otherwise be deemed to be, for purposes of Section 365 (n) of the United States Bankruptcy Code, or replacement provision therefor (the Code), that each party as a licensee hereunder shall retain and may fully exercise ail of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against either party as a licensor hereunder under the Code, the other party shall be entitled to retain all of its rights under the Agreement.

8.6.	Effect of Termination

Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination or expiration.

8.7.	ALTRAZEAL’s Rights on Termination

Upon termination or expiration of this Agreement for any reason, then (a) at ALTRAZEAL’s  request, ULURU shall supply ALTRAZEAL with its inventory of Materials, Product and/or works-in-progress for the Manufacture, packaging and labeling of Product and ALTRAZEAL shall pay ULURU the manufacturing fee for the Product, a prorated portion thereof for work-in-progress commenced against firm orders by ALTRAZEAL and the cost of materials; and (b) at ALTRAZEAL’s request, ULURU shall return to ALTRAZEAL all retention samples of the Product.

8.8.	Survival.

The following provisions shall survive the expiration or termination of this Agreement: Sections 3.4, 3.6,0^5.3, 5.4, 5.5, 5.6, 5.7,5.8, 7.1, 8.6, 8.7, and 8.8 and Articles 6, 9, 11,12 and 13.

9.	CONFIDENTIALITY

9.1.	Nondisclosure Obligation.

Each of ULURU and ALTRAZEAL shall use only in accordance with this Agreement and shall not disclose to any Third Party the Confidential Information received by it from the other Party pursuant to this Agreement, without the prior written consent of the other Party. The foregoing obligations shall survive for a period of five (5) years after the termination or expiration of this Agreement. These obligations shall not apply to Confidential Information that: (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records; (b) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party; (c) is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure; (d) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party and such independent development can be documented by the receiving Party; or (e) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Confidential protective order  or other similar order is obtained by the other Party.

9.2.	Permitted Disclosures.

Each Party may disclose the other Party's Confidential Information to its employees and Affiliates on a need-to-know basis and to its agents or consultants to the extent required to accomplish the purposes of this Agreement; provided that the recipient Party obtains prior agreement from such agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by tills Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, and Affiliates do not disclose or make any unauthorized use of the other Party's Confidential Information.

9.3.	Disclosure of Agreement.

Neither ULURU nor ALTRAZEAL shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided that either Party may disclose the terms of this Agreement (a) to the extent required to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (i) provide the nondiscldsing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (ii) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including, without limitation, seeking confidential treatment of any information as may be requested by the other Party; or (b) to one or more Third Parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the Product, assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (i) the other Party has consented to such disclosure or (ii) such Third Parties have signed confidentiality agreements with respect to such information on terms no less restrictive than those contained in this Article 9; or (c) to its legal counsel.

9.4.	Publicity

All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties.

10.	FORCE MAJEURE

If the Manufacture, production, delivery, acceptance or use of Product specified for delivery under this Agreement or if the performance of any other obligation hereunder is prevented, restricted or interfered with by reason of fires, accidents, explosions, earthquakes, floods, breakdown of plant, embargoes, government ordinances or requirements, civil or military authorities, acts of God or of the public enemy, or other similar causes beyond the reasonable control of the Party whose performance is affected (any of the foregoing a "Force Majeure Event"), then the Party affected, upon giving prompt written notice to the other Party, shall be excused from such performance on a day-for-day basis to the extent of such prevention, restriction, or interference (and the other Party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such Party's obligations relate to the performance so prevented, restricted or interfered with); provided that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and both Parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease. If such Force Majeure Event continues for a period of ninety (90) consecutive days or more and as a result either party has been unable to perform its obligations under this Agreement for such ninety (90) day period, the other Party may terminate this Agreement effective immediately, upon delivery of a notice of termination in writing, provided that such event of Force Majeure Event is continuing. If as a result of any Force Majeure Event above, ULURU is unable to fully supply ALTRAZEAL’s orders hereunder, ULURU shall allocate all available quantities of Materials and Product to ALTRAZEAL in the ratio that the quantities ordered by ALTRAZEAL in the twelve (12) month period immediately preceding such force majeure event bears to ULURU's requirements for its own use and for supply to Third Parties for that same period; provided that if this Agreement has not been in effect for a full twelve (12) month period, then such shorter period shall be used in lieu of a twelve (12) month period.

11.	INTELLECTUAL PROPERTY

11.1.	Trademarks: ALTRAZEAL Intellectual Property

11.1.1. ALTRAZEAL may advertise, promote, market and sell the Product either separately or as part of other products under any of its Trademarks and/or trade dress, whether registered or unregistered, in its sole discretion; provided that except as otherwise expressly permitted with respect to the Mark, (see Article 11.6)

11.1.2. For the avoidance of doubt, ALTRAZEAL shall at all times retain sole and exclusive ownership of its intellectual property, including, without limitation, all marketing and sales plans, artwork, formats, equipment, logos, drawings, customer lists, regulatory filings, correspondence with the FDA or any other Regulatory Authority, clinical study data, analytical data, operating procedures and all ordering and sales information.

11.2.	Inventions

11.2.1. Except as otherwise provided for in this Section 11,2, each Party shall own all Inventions made solely by employees of such Party (or Third Parties acting on behalf of such Party) and shall jointly own with the other Party any Invention made jointly by employees of were made without violation of any term or condition of this Agreement. All determinations of inventorship under this Agreement shall be made in accordance with United States law.

11.2.2. If and to the extent applicable, Inventions Controlled by ULURU and know-how arising during the Term which relates to the Product and is Controlled by ULURU shall be automatically included in the Intellectual Property Rights under which ALTRAZEAL is licensed pursuant to Section 2.1.1 hereof. With respect to any Inventions or know- how Controlled by ALTRAZEAL specifically relating to the Product, ALTRAZEAL hereby grants to ULURU an exclusive (subject to retained rights in ALTRAZEAL), royalty-free license to use such Invention for the Manufacture of the Product for ALTRAZEAL in the Territory during the Term.

11.2.3. During the Term of this Agreement both Parties shall require their employees and personnel involved in the performance of its duties under this Agreement to deliver such assignments, confirmations of assignments or other written instruments as are necessary to vest in the respective Party clear and marketable title to the Inventions.

11.2.4. All rights, title and interest in and to the ULURU Intellectual Property Rights shall remain exclusively owned by ULURU. The Inventions owned by ULURU under this Section shall be referred to herein as "ULURU Inventions", (for clarity this is exclusive of Trademarks)

11.2.5. All rights, title, and interest in and to know-how, which is developed jointly by the Parties during the Term of this Agreement and related to the Product, its Manufacture and/or use shall be owned jointly by the Parties. All rights, title, and interest in and to any Regulatory Approval the primary responsibility for which is allocated to a particular Party hereunder that is developed or collected solely or jointly by the Parties in the Territory during the Term of this Agreement shall be owned exclusively by such Party.

11.3.	Confidentiality of Information related to Intellectual Property

Any and all information and material, including, without limitation, any and all intellectual property rights therein and thereto, assigned to a Party pursuant to the terms of this Agreement shall constitute Confidential Information of such Party which shall be deemed the Disclosing Party with respect to such Confidential Information.

11.4.	Patent Rights to New Inventions

11.4.1. ULURU, at its own expense, shall use commercially reasonable efforts to prepare, file, prosecute and maintain its Intellectual Property Rights in the agreed countries of the Territory.

11.4.2. With respect to any filings after the Effective Date, ULURU shall consult in good faith with ALTRAZEAL with respect to such applications in the Territory, and shall supply ALTRAZEAL with a copy of such applications in the Territory as filed, about the status of the prosecution of ail patent applications included within the ULURU Intellectual Property Rights and its Intellectual Property Rights to Inventions and the maintenance of any patents included within the ULURU Intellectual Property Rights and its Intellectual Property Rights to Inventions in a country in the Territory.

11.4.3. ULURU shall consider in good faith, but will not be bound by, ALTRAZEAL’s suggestions with respect to all submissions in the Territory made to any Regulatory Authority in the Territory with respect to any such patent application or patent.

11.4.4. If ULURU elects not to file a patent application with respect to its new Inventions or to cease the prosecution and/or maintenance of any Patent under the ULURU Intellectual Property Rights in a country in the Territory, ULURU shall provide ALTRAZEAL with written notice promptly after the decision to not file or continue the prosecution of such patent application or maintenance of such patent.

11.4.5. In such event, ULURU shall permit ALTRAZEAL, in ALTRAZEAL’s sole discretion, to file a patent application with respect to such Invention or continue prosecution or maintenance of any such Patent under the ULURU Intellectual Property Right in such country at ALTRAZEAL’s own expense. If ALTRAZEAL elects to continue such prosecution or maintenance, ULURU shall execute such documents and perform such acts, at ALTRAZEAL’s expense, as may be reasonably necessary to permit ALTRAZEAL to file, prosecute or maintain such application or Patent in such country. In such event, ALTRAZEAL shall own such patent application or Patent filed by ALTRAZEAL hereunder.

11.4.6. In the event that ALTRAZEAL continues the prosecution or maintenance of such patent application or Patent pursuant to this Section, ALTRAZEAL’s Royalty obligations hereunder, and this Agreement, shall expire if, and at such time, that such patent application or Patent becomes the only non-expired Patent rights within the Intellectual Property Rights.

11.4.7. (a) The Parties shall mutually agree in good faith on a case-by-case- basis on which of the Parties shall have the first right to prepare, file, prosecute and maintain any jointly owned Invention and patent rights thereon ("Joint Patent Rights") throughout the world as well as on the split of the applicable expenses and costs.

(b) The acting Party shall keep the other Party completely informed during the whole application procedure as well as during the whole patent duration. The acting Party shall provide the other Party advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings, and shall provide the other Party a reasonable opportunity to comment on all correspondence received from and all submission to be made to any government patent office or authority with respect to any such patent application or patent, and shall consider in good faith the other Party's suggestions with respect to all submission made to any government office or authority.

(c) If either Party (the "Declining Party") at any time declines to share in the costs of filing, prosecuting and maintaining any such Joint Patent Right, on a country by country basis, the Declining Party shall provide the other Party (the "Continuing Party") with thirty (30) days prior written notice to such effect, in which event, the Declining Party shall (i) have no responsibility for any expenses incurred in connection with such Joint Patent Right and (ii) if the Continuing Party elects to continue prosecution or maintenance, the Declining Party,upon the Continuing Party's request, shall execute such documents and perform such acts, at the  Continuing Party's expense, as may be reasonably necessary (x) to assign to the Continuing Party all of the Declining Party's right, title and interest in and to such Joint Patent Rights and (y) to permit the Continuing Party to file, prosecute and/or maintain such Joint Patent Right.

(d) If ALTRAZEAL is (i) the sole owner of a Joint Patent Right or (ii) the Continuing Party, such Joint Patent Right shall no longer be considered to be part of the ULURU Intellectual Property Rights for puiposes of this Agreement and thereafter shall be part of ALTRAZEAL’s intellectual property.

(e) If ULURU is (i) the sole owner of a Joint Patent Right or (ii) is the Continuing Party, such Joint Patent Rights shall no longer be considered to be part of ALTRAZEAL’s intellectual property for purposes of this Agreement and thereafter shall be part of the ULURU Intellectual Property Rights.

11.4.8. Each Party shall, and shall cause its Affiliates, employees, attorneys and agents to, cooperate fully with the other Party and provide all information and data and execute any documents reasonably required or requested in order to allow the other Party to prosecute, file, and maintain patents and patent applications pursuant to this Section 11.4. Neither Party shall require the other Party to make any payment or reimburse for any expenses in connection with such cooperation, provision of information and data and execution of documents.

11.5.	Enforcement of Intellectual Property Rights

11.5.1. If either Party becomes aware of any infringement of any of theIntellectual Property Rights or the Mark, or the validity of any of the Intellectual Property Rights or the Mark is challenged by a Third Party in the Territory, such Party will notify the other Party in writing to that effect. Any such notice shall include, as applicable, evidence to support an allegation of infringement by such Third Party.

11.5.2. ULURU shall have the first right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of Intellectual Property Rights and/or the Mark in the Territory. Such right shall remain in effect until twenty (20) days after the date of notice given under Section 11.5.1. In the event that ULURU exercises such right, then: (a) ULURU shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of ALTRAZEAL (not to be unreasonably withheld), and (b) ULURU shall bear all the expenses of any such suit brought by ULURU claiming infringement of any Intellectual Property Rights and/or the Mark. If, after the expiration of the twenty (20) day period, ULURU has not obtained, or is not diligently pursuing, a discontinuance of infringement of the Intellectual Property rights and/or the Mark, filed suit against any such Third Party infringer of the Intellectual Property Rights and/or the Mark, or provided ALTRAZEAL with information and arguments demonstrating to ALTRAZEAL’S reasonable satisfaction that there is insufficient basis for the allegation of such infringement of the Intellectual Property Rights and/or the Mark, then ALTRAZEAL shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Intellectual Property Rights and/or the Mark and to join ULURU as a party plaintiff, provided that ALTRAZEAL shall bear all the expenses of such suit. In such event, ALTRAZEAL shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of ULURU (which consent shall not unreasonably be withheld) if such judgment or settlement includes a finding or agreement that such Intellectual Property Right and/or the Mark is invalid or would enjoin or grant other equitable relief against ULURU.

11.5.3. Each Party shall cooperate (including, without limitation, by executing any documents reasonably required to enable the other Party to initiate such litigation, testifying when requested or providing relevant documents) with the other Party in any suit for infringement of Intellectual Property Rights and/or the Mark brought by the other Party against a Third Party in accordance with this Section and shall have the right to consult with the other Party and to participate in and be represented by independent counsel in such litigation at its own expense.

11.5.4. Neither Party shall be required pursuant to this Section 11.5 to undertake any activities, ncluding, without limitation, legal discovery at the request of a Third Party except as may be required by lawful process of a court of competent jurisdiction.

11.5.5. Neither Party shall incur any liability to the other Party as a consequence of any such litigation or any unfavorable decision resulting therefrom, including, without limitation, any decision holding any of the patents within the Intellectual Property Rights invalid or unenforceable.

11.5.6. Any recovery obtained by either Party as a result of any such proceeding against a Third Party infringer shall be allocated as follows: (a) such recovery shall first be used to reimburse each Party for all litigation costs in connection with such litigation paid by that Party; and (b) the Party bringing the action shall receive the remaining portion of such recovery after payment of the amounts specified in clause (a).

11.6.	Trademarks

Subject to the restrictions in Sections 11.1, ALTRAZEAL shall select and own all Trademarks in connection with the marketing, promotion and sale of the Product in the Territory. ALTRAZEAL hereby grants to ULURU a limited, non-exclusive, non- transferable, fully paid, royalty free, sublicensable license in and to all ALTRAZEAL Trademarks and copyrights to be contained in any such labeling for the sole purpose of manufacturing and applying such labels to the Product in the conduct of ULURU's obligations hereunder; provided, however, that ULURU agrees to cooperate with and offer reasonable assistance to ALTRAZEAL in facilitating ALTRAZEAL’s control of the quality of the Product branded with MELMED HOLDING's trademarks hereunder, but further provided that in no event is ULURU obligated to provide such cooperation or assistance in any way that will (i) lower the quality of the Product below that which ULURU deems acceptable for general commercial distribution, (ii) be contrary to or in violation of any regulatory or statutory obligations, or (iii) increase the cost of manufacturing and delivering the Product hereunder beyond that contemplated by the parties as of the Effective Date.

11.7.	Publications

11.7.1. The Parties recognize that limited rights of review and/or comment exist for certain Third Party publications, such as medical, academic and scientific publications. Each Party agrees to provide the other Party with any such proposed publication or presentation promptly upon its receipt. Each Party may advise the other of any comments that it may have relating to such proposed publication or presentation and do so within the applicable time frame.

11.7.2. During the Term of this Agreement, unless otherwise prohibited by law, each Party shall submit to the other Party for review and approval any proposed publication or public presentation, especially including, without limitation, academic, scientific and medical information, which contains the non-disclosing Party's Confidential Information or which disclose any non-public information contained within the Intellectual Property Rights or which makes any reference to the subject matter of this Agreement or the Product.

11.7.3. Written copies of each such proposed publication or presentation required to be submitted hereunder shall be submitted to the non-disclosing Party no later than fifteen (15) days before its intended submission for publication or presentation. The non-disclosing Party shall provide its comments with respect to such publications and presentations within ten (10) business days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days in the event the non-disclosing Party can demonstrate reasonable need for such extension. By mutual agreement of the Parties in writing, this period may be further extended.

11.7.4. Regarding their publications under this Section 11.7, ULURU and ALTRAZEAL will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.

12.	NOTICES

12.1.	Ordinary Notices

Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile or by overnight courier to the employee or representative of the other Party who is designated by such other Party to receive such written communication at the address or facsimile numbers specified by such employee or representative,

12.2.	Extraordinary Notices

Extraordinary notices and communications (including, without limitation, notices of termination, Force Majeure Event, material breach, change of address, requests for disclosure of Confidential Information, claims or indemnification) shall be in writing and shall be delivered by hand, sent by facsimile or by overnight courier (and shall be deemed to have been properly served to the addressee upon receipt of such written communication) to the address set forth in Section 12.3 or such other address as notified in writing by such Party to the other Party.

12.3.	Addresses

If to ULURU:

ULURU Inc.
4452 Beltway Drive
Addison, TX 75001
Attention: Kerry P. Gray, President & CEO
Facsimile No.: (214)905-5145

With a copy to:

John J. Concannon, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Facsimile No.: (617)951-8736

If to ALTRAZEAL:

ALTRAZEAL AG
Bösch 71
CH – 6331 Hünenberg
Attention: Helmut Kerschbaumer, Chairman

With a copy to:

Dr. Gregor Famira
CMS Reich Rohrwig Hainz
Rechtsanwälte GmbH
Gauermanngasse 2
A - 1010 Vienna
Facsimile No.: +43.1.40443.92650

13.	GENERAL

13.1.	Governing Law

This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to its conflict of laws provisions, and to the exclusion of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

13.2.	Assignment

This Agreement shall not be assignable or transferable by either Party without the prior written consent of the other Party(which consent shall not be unreasonably withheld); provided that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent in connection with the transfer or sale of all or substantially allof the business of such party to which this Agreement relates (or, if applicable, the business unit or division of such Party primarily responsible for performance under this Agreement) to another party, whether by merger, sale of stock, sale of assets or otherwise. In the event that ALTRAZEAL sublicenses the entire Agreement, with ULURU's consent which shall not be unreasonably withheld, or any rights or obligations hereunder in accordance with the previous sentence, then ALTRAZEAL shall guaranty the performance of the sublicensee. In the event that either ALTRAZEAL or ULURU assigns this Agreement in accordance with this Section 13.2, then the assigning Party shall be released from its obligations hereunder and shall have no further obligations to the other Party pursuant to this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment in violation of this Section 13.2 shall be null and void, without any force or effect.

13.3.	Entire Agreement

This Agreement and all Exhibits attached hereto (as the same may be amended from time to time by the written agreement of the Parties) constitute the entire,agreement between the Parties with respect to the subject matter hereof and supersedes all other documents, agreements, verbal consents, arrangements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended orally, but only by an agreement in writing, signed by both Parties that states that it is an amendment to this Agreement.

13.4.	Severability

If any term of this Agreement shall be found to be invalid, illegal or unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby; provided that neither Party's rights under this Agreement are materially adversely affected. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in the economic and business objectives intended by the Parties to such invalid, illegal or unenforceable provision, but which shall be valid, legal and enforceable. In the event that either Party's rights are materially adversely affected as a result of a change in this Agreement as contemplated by this Section, such Party may terminate this Agreement by notice in writing to the other Party given no later than sixty (60) days after such change.

13.5.	Independent Contractor

Each Party shall act as an independent contractor and neither Party shall have any authority to represent or bind the other Party in any way.

13.6.	No Waiver

Any waiver by one Party of any right of such Party or obligation of the other Party must be in writing and shall not operate as a waiver of any subsequent right or obligation.

13.7.	Counterparts

This Agreement may be executed in two or more counterparts (including, without limitation, by facsimile transmission), each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ULURU Inc.

By:  /s/ Kerry P. Gray
Name:  Kerry P. Gray
Title: President & CEO

ALTRAZEAL AG

By:  /s/ Helmut Kerschbaumer
Name: Helmut Kerschbaumer
Title: Chairman

EXHIBIT A

Product

Means Altrazeal® medical device, in bulk or in finished form.
All applications of Altrazeal® and the NanoFlex®

Technology in wound care including:
- Altrazeal® Base Product
- Altrazeal® Silver
- Altrazeal® Collagen

But excluding:
- Altrazeal® containing pharmaceutical actives subject to the drug approval process
- Altrazeal® containing Biologics

EXHIBIT B

Quality Agreement

TO BE AGREED WITHIN 60 DAYS OF SIGNING THE LICENSE AGREEMENT.

EXHIBIT C

Procedures for Reporting Adverse Events TO BE AGREED WITHIN 90 DAYS OF SIGNING THE LICENSE AGREEMENT.

EXHIBIT D

Price

ALTRAZEAL will pay ULURU to manufacture and supply ALTRAZEAL® an amount of Euros 3 for the 0.75 gram blister pack for the first three (3) years of the Agreement. ALTRAZEAL will payto ULURU a royalty of 10% of the net sales in the Territory.

EXHIBIT E

License Payments

ALTRAZEAL will pay ULURU

• $125,000 within 2 weeks after signing the Term Sheet

EXHIBT F

Territory

Africa (excluding North Africa and French Speaking Africa); Latin America; Georgia, Ukraine, Turkmenistan and the Commonwealth of Independant States